Exhibit 99.1

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

RIVERVIEW COMMUNITY BANK COMPLETES TRANSACTION WITH MBANK

VANCOUVER, WASHINGTON — February 17, 2017 – Riverview Bancorp, Inc. (NASDAQ: RVSB) ("Riverview Bancorp"), and its wholly owned subsidiary, Riverview Community Bank ("Riverview"), today announced that it completed the previously announced purchase and assumption transaction with Merchants Bancorp and its wholly owned subsidiary, MBank.  In connection with the transaction, Riverview acquired approximately $115 million in net loans and assumed certain liabilities, including approximately $133 million of MBank's customer deposits. Riverview Bancorp also assumed the obligations of Merchants Bancorp's trust preferred securities.

"We are pleased to announce the completion of this transaction and want to welcome the MBank customers and employees to Riverview.  This transaction provided us a unique opportunity to expand our market presence in Oregon and our broader branching network will allow us to better serve our new and existing customers," said Pat Sheaffer, chairman and chief executive officer of Riverview.

About Riverview Bancorp, Inc.:
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $986 million at December 31, 2016, it is the parent company of the 93 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past three years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability for Riverview to maintain deposit balances assumed from MBank and earn a positive net interest spread on those deposits, incremental overhead costs to Riverview, and other factors set forth as "Risk Factors" at Part II, Item 1A in the Company's Form 10-K for the year ended March 31, 2016.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.